EXHIBIT 3.1

ARTICLES OF AMENDMENT OF THE                  SUE ANNE GILROY
ARTICLES OF INCORPORATION                     SECRETARY OF STATE
State Form 38333 (R7 / 4-95)                  CORPORATIONS DIVISION
Approved by State Board of Accounts 1995      302 W. Washington St., Rm. E018
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                                   APPROVED
                                     AND
                                    FILED
                             IND SECRETARY OF STATE

                           ARTICLES OF AMENDMENT OF THE
                      AMENDED ARTICLES OF INCORPORATION OF:

Name of Corporation
Indianapolis Power & Light Company

The undersigned officers of:
Indianapolis Power & Light Company
(hereinafter referred to as the "Corporation") existing pursuant to the provisions of: (indicate appropriate act)

x    Indiana Business Corporation Law   __ Indiana Professional Corporation
                                           Act of 1983

as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating amendment of certain provisions of its Amended Articles of Incorporation, certify the following facts:

                             ARTICLE I Amendment(s)

SECTION 1 The date of incorporation of the Corporation is:
October 27, 1926

SECTION 2 The name of the Corporation following this amendment to the Articles ofIncorporation is:
Indianapolis Power & Light Company

SECTION 3
The exact text to Article 6A, Section 5 of the Amended Articles of Incorporation is now as follows:


See attached Exhibit "A".


SECTION 4 Date of each amendment's adoption:
November 25, 1997

                  ARTICLE II Manner of Adoption and Vote

Strike inapplicable section:

X    SECTION 1 This amendment was adopted by the Board of Directors or incorporators and shareholder action was not required.

___  SECTION 2 The shareholders of the Corporation entitled to vote in respect to the amendment adopted the proposed amendment. The amendment was adopted by:

     A. Vote of such shareholders during a meeting called by the Board of Directors. The result of such vote is as follows:

          _____    Shares entitled to vote.
          _____    Number of shares represented at the meeting.
          _____    Shares voted in favor.
          _____    Shares voted against.

     B. Written consent executed on ___________________, 19___ and signed by all such shareholders.

                 ARTICLE III  Compliance with Legal Requirements

The manner of the adoption of the Articles of Amendment and the vote by which they were adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation, and the By-Laws of the Corporation.

I hereby verify subject to the penalties of perjury, that the statements contained herein are true, this 8th day of January, 1998.

Signature of current officer             Printed name of officer
                                         /s/  Bryan G. Tabler
                                              Bryan G. Tabler

Officer's Title
Senior Vice President, Secretary and General Counsel


                 EXHIBIT "A"

                 ARTICLES OF
                  AMENDMENT
            INDIANAPOLIS POWER &
                LIGHT COMPANY


     Section   5.  (a)  The  Company   hereby
classifies  500,000 shares of its  Cumulative
Preferred   Stock  as  a   series   of   such
Cumulative Preferred Stock, which shall be designated as `5.65% Cumulative Preferred
Stock' consisting of 500,000 shares of the par value of $100.00 per share.

     (b)   The  relative rights, preferences,
limitations and restrictions of the shares of such 5.65% Cumulative Preferred Stock, in the respect in which the shares of such series may vary from shares of other series of the Cumulative Preferred Stock, shall be, and hereby are, fixed and determined to be as follows:

     (i)  The annual dividend rate for such
series shall be 5.65%, and the date from which dividends thereon shall accrue shall be the date of original issuance thereof.
If, prior to 18 months after the date of the original issuance of the 5.65% Cumulative
Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended
(the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any
successor provision (the "Dividends-Received
Percentage"), certain adjustments may be made in respect of the dividends payable by the Company, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described below.

     The amount of each dividend payable (if
declared) per share of 5.65% Cumulative
Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD
Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                    1- .35(1- .70)
                    --------------
                    1- .35(1- DRP)

     For the purposes of the DRD Formula,
"DRP" means the Dividends-Received Percentage
(expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal
 .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section
243(a)(1) of the Code or any successor
provision thereto, will give rise to an
adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal
Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the 5.65% Cumulative Preferred
Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend.
The opinion referenced in the previous
sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation. The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

     Notwithstanding the foregoing, if any
such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared but before the dividend has been paid, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration
Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payment date, will be payable (if declared) to the holders of 5.65% Cumulative
Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the 5.65% Cumulative Preferred Stock is called for redemption prior to such record date, to holders of 5.65% Cumulative
Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

     If any such amendment to the Code is
enacted and the reduction in the Dividends-
Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the 5.65% Cumulative Preferred Stock (each, an
"Affected Dividend Payment Date"), the
Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of 5.65% Cumulative Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of 5.65% Cumulative
Preferred Stock on the record date following the date of enactment) or, if the 5.65%
Cumulative Preferred Stock is called for redemption prior to such record date, to holders of 5.65% Cumulative Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected Dividend Payment
Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend
Payment Date) over (y) the sum of the
dividend paid by the Company on each Affected
Dividend Payment Date. The Company will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend
Payment Date for the 5.65% Cumulative
Preferred Stock, then such amendment will not result in the payment of Retroactive
Dividends with respect to such Affected
Dividend Payment Date.  The opinion
referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

     Notwithstanding the foregoing, no
adjustment in the dividends payable by the Company shall be made, and no Post
Declaration Date Dividends or Retroactive
Dividends shall be payable by the Company, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the 5.65% Cumulative
Preferred Stock that reduces the Dividends-
Received Percentage.

     In the event that the amount of
dividends payable per share of the 5.65%
Cumulative Preferred Stock is adjusted
pursuant to the DRD Formula and/or Post
Declaration Date Dividends or Retroactive
Dividends are to be paid, the Company will give notice of each such adjustment and, if applicable, any Post Declaration Date
Dividends and Retroactive Dividends to the holders of 5.65% Cumulative Preferred Stock;


     (ii)   The  5.65%  Cumulative  Preferred
Stock shall be redeemable at a price of $100.00 per share on or after January 1, 2008, together with an amount equal to all dividends accumulated and unpaid to the date fixed for redemption;

     (iii)  The amount payable to the holders
of  the 5.65% Cumulative Preferred Stock upon
the  voluntary  liquidation,  dissolution  or
winding  up  of  the  Company  shall  be  the
redemption price per share in effect  at  the
time    of    such   voluntary   liquidation,
dissolution  or  winding  up,  and  upon  the
involuntary   liquidation,   dissolution   or
winding  up  of the Company shall be  $100.00
per share, together with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts;

     (iv)  There shall be no sinking fund  or
preemptive   rights  for  the   purchase   or
redemption of the shares of such series;

     (v)    There  shall  be  no   right   of
conversion of the shares of such series into shares of Common Stock or other junior stock of the Company;

     (vi)   The  maximum number of shares  of
such series issuable shall be 500,000.